Exhibit 99.2

Galileo Acquisition Corp. Announces Closing of $138 Million Initial Public Offering

New York, October 22, 2019 – Galileo Acquisition Corp. (NYSE: GLEO U, the “Company”) announced today that it closed its initial public offering of 13,800,000 units, including the exercise in full of the underwriter’s over-allotment option to purchase up to an additional 1,800,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $138,000,000.

The Company’s units began trading on the New York Stock Exchange (“NYSE”) on October 18, 2019 and trade under the ticker symbol “GLEO U”. Each unit consists of one ordinary share and one warrant to purchase one ordinary share at a price of $11.50. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on NYSE under the symbols “GLEO,” and “GLEO WS,” respectively.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $138,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of October 22, 2019, reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Graubard Miller acted as counsel to the underwriters.

EarlyBirdCapital, Inc., acted as sole book running manager.

About the Company

Galileo Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities with an initial focus on targets operating in the Consumer, Retail, Food and Beverage, Fashion and Luxury, Specialty Industrial, Technology or Healthcare sectors which are headquartered in Western Europe, with an emphasis on Italian family-owned businesses, portfolio companies of private equity funds, or corporate spin-offs, and that have significant North American exports and a clearly defined North American high growth strategy. However, the Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 17, 2019. The offering was made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:
Luca Giacometti
Chief Executive Officer
Galileo Acquisition Corp.
+39 (346) 382-2744